Exhibit 10.1

BY HAND

To: Mr. Miroslaw Zielinski

Lausanne, April 28, 2020

EARLY RETIREMENT AGREEMENT (the “Agreement”) and RELEASE

Dear Miroslaw,

This Agreement sets out the terms that Philip Morris Products S.A. (the “Company”) has agreed with you shall apply to your early retirement.

1.	Definitions

In this Agreement the expressions below shall have the following meanings:

An “Affiliate” of a company means any person, company, group of companies or other entity, which, either directly or indirectly, owns, is owned by, has common owner(s) with, or shares ownership interest in that company.

“Confidential Information” shall have the meaning set out in the section “Confidentiality” of this Agreement.

The “Tobacco Business” means the manufacturing, sale, marketing, research and development and/or distribution of cigarettes, other combustible and noncombustible tobacco products, or e-cigarettes/e-vapors (battery powered devices which produce an aerosol by evaporating a flavored nicotine solution).

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 1 of 16

2.	Ending of Employment Agreement

We hereby agree that your employment with the Company will end on June 30, 2020 and that you will take an early retirement as from this date (the “Early Retirement Date”). For the avoidance of doubt, your last working day is on June 30, 2020, and your early retirement will formally start on July 1, 2020. As the decision to take early retirement is mutually agreed, no notice of termination is required by you to us, or by us to you.

3.	Payments by the Company

(a)    Your salary will be paid up to and including the Early Retirement Date, in accordance with the Company’s standard payroll practices. In addition, by the Early Retirement Date, the Company will pay you:

(i)	the pro-rated 13th salary for the period January 1, 2020 to the Early Retirement Date; and

(ii)	your pro-rated fidelity premium.

(b)    Within 30 days after the Early Retirement Date, the Company shall also pay you a gross amount compensating any outstanding vacation entitlement, as per Company policy and Company records.

(c)
(i)    Subject to your countersignature of this Agreement and that you shall execute any additional documents to formalize the end of your employment with the Company and/or any other Affiliate (in particular, with any PMI entity you maintained employment with in Poland), you will receive a payment in the total gross amount of CHF 2’019’245.--, which includes an amount in lieu of your pro-rated 2020 incentive compensation (“IC”). This amount (the “Severance Payment”) is granted in recognition of your contribution to the Company, subject to the conditions that you fully comply with your obligations to the Company under this Agreement, as well as that you remain employed until the Early Retirement Date and continue to perform your role (including handover and knowledge transfer and any other duties reasonably required of you by the Company) until the Early Retirement Date.

(ii)    You will receive your Severance Payment within 30 days following the Early Retirement Date.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 2 of 16

(iii)     If the Early Retirement Date as defined in this Agreement is postponed by you for any reason whatsoever (but not by the Company), the Severance Payment shall be automatically forfeited.

(iv)    Should the Pension schemes of Philip Morris in Switzerland (the “Pension Fund”) have to pay to you any amount in connection with a disability status after the execution of this Agreement, both parties to this Agreement hereby give permission to the Pension Fund to take into consideration the amount paid according to this Section 3(c) when determining the additional payments to be made.

(d)    In addition, you will also receive a lump sum payment in the total gross amount of CHF 1’417’514.-- in consideration for the non-competition obligation in the section “Non Competition” of this Agreement, to be paid in two installments as per the below schedule, subject to the conditions that (i) you fully comply with your obligations to the Company under this Agreement and that (ii) you address a letter or an email to our P&C Operations Switzerland at the end of the non-compete period, confirming that you did not violate in any manner the non-compete obligation stipulated in this Agreement (see boilerplate for confirmation under Appendix I to this Agreement). The two installments will be paid as follows:

•	CHF 708’757.-- (gross) paid in July 2020

•	CHF 708’757.-- (gross) paid in July 2022

For the avoidance of doubt, in the case of death the outstanding monies mentioned above - i.e. the second installment will be paid to your heirs, provided that you had complied to the non-compete obligations.

4.	Restricted Stock Units

Subject to your compliance with the terms and conditions of this Agreement, the previous unvested Restricted Stock Units (RSUs) grants and awards made to you will fully vest.

The accelerated vesting will occur on the Early Retirement Date and will be processed by UBS Financial Services Inc. (“UBS”) as soon as reasonably practicable following the Early Retirement Date. The Company will comply with local laws and regulations including tax and social security withholding and information reporting to the taxing authorities as may be required.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 3 of 16

Any applicable tax withholding (and any other payroll withholding taxes or social security deduction when applicable) will be satisfied by deducting the number of shares equal in value to the amount of the withholding requirements from your stock award; therefore, the number of shares deposited into your UBS account on the vesting date will be net of the shares used to satisfy applicable withholding taxes or other applicable deductions (rounded up to the nearest whole share). However, if you are not subject to income tax withholdings, or if the withholdings do not fully cover your income tax liability, you will be responsible for satisfying any tax liabilities due on these amounts.

You understand and agree that these vestings are being made and the valuations will be determined in compliance with applicable laws, regulations and practices.

Being an Executive Officer (as designated by the Board of Directors of Philip Morris International Inc. within the meaning of Section 16 of the Security Exchange Act of 1934, as amended) within the period of 12 months prior your Early Retirement Date, any such shares you receive by way of accelerated vesting under this paragraph (in accordance with the terms of the applicable stock agreements) will be subject to a holding period of 12 consecutive months expiring on June 30, 2021.

5.	Performance Share Units

Subject to the terms and conditions of the applicable Performance Share Units (PSUs) award agreements and your compliance with the terms and conditions of this Agreement, the following treatment will apply to your unvested PSUs:

•
All your unvested PSU grants will vest on the respective scheduled vesting date set out in your award statements. The number of PSUs that will actually vest, for each relevant year, will be equal to the performance percentage multiplied by your target number of PSUs, to the extent that the respective performance targets set out in your award statements are achieved at the end of each performance period.

In order to be eligible at the vesting to receive the relevant shares, you will have to

•	provide the Company (email: CorporateCompensationPrograms.PMI@pmi.com) with your contact details before the Early Retirement Date and notify the Company promptly of any change;

•
in the event the Company specifically asks you in writing, promptly provide the Company with any information regarding your personal circumstances (including your bank account details) that the Company may reasonably need in order to satisfy tax, social security or other similar requirements.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
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You acknowledge that, should the Company be unable to contact you and/or should you fail to provide the Company, in response to the Company’s written request, with relevant information with respect to a specific vesting, it may result in the impossibility of said specific vesting and the corresponding PSUs will be forfeited.

Each vesting will be processed by UBS Financial Services Inc. (“UBS”) as soon as reasonably practicable following the vesting date. The Company will comply with local laws and regulations including tax withholding (income and /or social security) and information reporting to the taxing authorities as may be required.

Any applicable tax withholding (and any other withholding payroll taxes or social security deduction when applicable) will be satisfied by deducting the number of shares equal in value to the amount of the withholding required from your stock award; therefore, the number of shares deposited into your UBS account after the vesting date will be net of the shares used to satisfy applicable withholding taxes or other applicable deductions (rounded up to the nearest whole share).

You understand and agree that these vestings are being made and the valuations will be determined in compliance with the relevant award agreement and applicable laws, regulations and practices.

You will receive your dividend equivalent payments in one lump-sum payment as soon as reasonably practicable following each vesting date. The amount paid to you will be based on the number of PSUs that vest and will be paid through payroll subject to tax withholding (income and/or social security) and information reporting to the taxing authorities as may be required.

Please note that with respect to both the issuance of shares and payment of the lump sum for dividend equivalents, you are responsible for satisfying your actual tax liabilities, even if you are not subject to tax withholdings or if the withholdings do not fully cover your tax liability.

6.	Miscellaneous on Payments and Benefits

(a)    No other payment, benefits or compensation shall be due to you by the Company and/or any Affiliate during the employment or after the Early Retirement Date, except those expressly stipulated in this Agreement.

(b)    The amounts payable pursuant to this Agreement will be subject to income tax and social security deductions, as applicable. You will be personally responsible for any actual income tax and social security liabilities arising on these amounts. If an income or social security tax withholding obligation arises for the Company in accordance with applicable legislation, the Company will fully

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
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comply with its obligations and will apply an appropriate withholding rate to any amounts paid to you pursuant to this Agreement.

(c)    Any outstanding balance on the account of the corporate credit card issued in your name as of the Early Retirement Date and any other amounts that for any reason you may owe the Company may be set-off against any amounts payable by the Company pursuant to this Agreement.

7.    Tax Return Filing Assistance

The Company will maintain your current tax assistance entitlement (use of KPMG services with your contribution) for your 2020 Swiss tax return. The Company may deduct said contribution from any amount due to you as per this Agreement.

This entitlement may be subject to income tax and social security deductions, if applicable.

Note that you will not be provided with any tax filing assistance in connection with the 2018, 2019 and 2020 Performance Share Units that are due to vest in 2021, 2022 and 2023, respectively.

In addition, should an action be initiated against you or your estate pertaining to Ukrainian taxes filed for the tax years from 1999 to 2002 while you were on an international assignment to Ukraine and the US taxes filed for the tax years from 2003 to 2010 while you were on an international assignment to the US, the Company will assist you in your defense against such claim, for period that you were hosted in Ukraine and the US respectively, provided that you had afforded all the information that was requested from you for the adequate filing of your taxes, at the time.

8.    Post Career Counseling

The Company will, at its expense, provide you with post-career counseling services with an agency of its choice, should you wish to use it and notify the Company to this effect by the Early Retirement Date. Should you have questions with respect to the proposed post-career counseling services, please contact Constantin Romanov, Global Head of Total Rewards (tel. +41 58 242 6423).

This entitlement may be subject to income tax and social security deductions, if applicable.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 6 of 16

9.    Benefit Car

You will have the option to buy your present benefit car at the lower of its net book value or market value, at least 20 days before the Early Retirement Date. In order for you to exercise this option, you undertake, within the 20-day period preceding the Early Retirement Date, to bring the car to a location and at a date to be agreed with the Company, in order for the Company to determine the exact market value of the car, which shall be communicated to you through a separate document. Should you not comply with this obligation, the Company is free to forfeit this option. The Company is free to appoint a third party of its choice to make the valuation and said evaluation shall be final. If the market value exceeds the book value, the difference represents a taxable benefit for you and will be subject to income tax and social security deductions, if applicable.

The transfer will be effective on the Early Retirement Date. Insurance of the car will become your responsibility on the Early Retirement Date. You undertake to subscribe civil liability coverage for the car with an appropriate insurance company, starting on the first day following the Early Retirement Date, and to provide the Company with a certificate of insurance stating said coverage. The Company does not require reimbursement of the registration tax paid for 2020, but payment for 2021 and beyond shall be your responsibility. The Company is entitled to deduct payment for the car from your salary and/or from any other payment due to you according to this Agreement. No warranties will be given as to the condition of the car, of which you will be deemed to have full knowledge. If you decide not to exercise your option to buy the benefit car, it will be your obligation to return it to the Company by the Early Retirement Date, in accordance with the terms of the relevant Benefit Car Affiliate Practices CH.

10.    Pension Fund

Please contact directly our Pension Fund Administration (tel. +41 58 242 12 41) about your accrued rights.

11.    Health / Accident Insurance / Loss of Income Insurance

Your current benefits will be kept until the Early Retirement Date.

Concerning your health insurance, you may elect (i) to maintain your and your spouse’s participation in the current PMI retirees Plan at your full expense (should you maintain your residence in Switzerland), to the extent that it is offered to PMI retirees at the time of your Early Retirement Date, or (ii) to subscribe to an individual insurance policy with the insurance company of your choice. Please contact Angele Bitterlin, Team Leader P&C Operations - Benefits (tel: +41 58 242 4128) for further information.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 7 of 16

The accident insurance (LAA coverage) will cover you for an additional 31 days after the Early Retirement Date. After this date, you will need to inform your insurance company about the end of your cover and make the necessary steps to subscribe a new accident insurance (a coverage of accident risk may be added to your current health insurance scheme).

About your loss of income insurance, please contact P&C Operations – Benefits (Angele Bitterlin tel. +41 58 242 4128) 30 days prior to the Early Retirement Date for more information. You can request insurance coverage and transfer from the Company to an individual contract within 90 days following the Early Retirement Date.

12.    Confidentiality

You acknowledge that during your employment you were engaged in a position of trust and confidence and you were privy to Confidential Information (as defined below). You acknowledge that it benefits both the Company and its employees for the Company to protect its Confidential Information and to obtain the rights to discoveries, inventions, improvements, innovations and other works developed by its employees. You agree that you will not disclose or cause to be disclosed Confidential Information. You further agree that you shall remain bound to the terms and conditions set forth in any confidentiality agreement in place between you and the Company.

For purposes of this Agreement, Confidential Information means any information obtained as a result of your employment with the Company, including information regarding its current or former employees, current or former customers or potential customers that is proprietary or private (not publicly known or available), whether or not it is designated that way in writing.

Examples of Confidential Information include the following:

•	trade secrets

•	intellectual property

•	business strategies

•	employee information

•	government relations matters

•	details of customers or prospective customers

•	sales, marketing or advertising plans

•	business policies

•	details of finances, products, services or pricing

•	matters concerning business development

•	details of organizational structures

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 8 of 16

•	information concerning research and development

•	details of any legal strategies; information covered by the attorney client privilege or constituting attorney work product

•	information relating to technology (including methods, systems, techniques, procedures, designs, specifications, formulae, inventions, know-how, hardware and software)

•	data and databases

•	testing or evaluation procedures

•	security protocols

•	information related to internal/external investigations

•	the terms of this Agreement, except that you may discuss the terms of the proposed Agreement with your attorneys, tax advisors/accountants, life partner, daughters and heirs.

You understand that use or disclosure of Confidential Information would violate this Agreement and applicable law, and would cause immediate and irreparable harm to the Company and its competitive position. You thus acknowledge and agree that the Company is entitled to preliminary and permanent injunctive relief in order to prevent or stop such violations, in addition to damages, costs and other relief that may be appropriate. If you are required by subpoena or court order to disclose any Confidential Information, you agree to notify the Company (specifically, the Company representative who has signed this Agreement, or his/her successor) as soon as practicable.

You agree that you will return any Confidential Information in tangible or electronic form in your possession by the Early Retirement Date at the latest. You further agree that you shall remain bound to the terms and conditions set forth in any confidentiality agreement in place between you and the Company.

Unless required by a lawfully issued subpoena, court order or other lawful request by any regulatory agency or governmental authority to release information, the Company will keep any information with respect to your employment and/or the end of your employment strictly confidential, subject to the Company’s disclosure obligations under the securities laws.

These confidentiality obligations continue to be valid and enforceable after the end of your employment relationship, but, with respect to any particular Confidential Information, for only so long as such Confidential Information has been maintained as confidential by the Company.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 9 of 16

13.    Non-Disparagement

Both parties agree not to speak disparagingly of the other party, including but not limited, about the Company products or services, or any of the Company’s current or former officers, directors or managers.

14.    Affiliate Directorships

You agree to resign as a Director, Manager or similar positions of all Affiliates of the Company of which you are a director, a manager or a similar position on or before the Early Retirement Date, by signing the resignation letter(s) that the Company or any Affiliate shall submit to you.

15.    Company Property

In addition to your obligation to return Confidential Information by the Early Retirement Date at the latest, you will also return to the Company by that date all files, documents, tapes, CD’s, and copies thereof, and other items belonging to the Company and its Affiliates irrespective of their source and origin, including, where applicable, credit cards, telephone cards, standard mobile phones, BlackBerry, SmartPhones (HTC, QTEK), iPhones, iPads, keys, access and identification cards, and computers, and, if requested, will certify that this has been done to the best of your belief.

For the benefit car please refer to the section “Benefit Car” of this Agreement.

16.    Non Competition

You recognize and agree that you have access to information relating to the Company and its Affiliates, and their respective businesses, including business plans and strategies, which are highly confidential, and that you have been employed by the Company in a special position of trust. You also recognize that the Company is undertaking, pursuant to Section 3(d) of this Agreement, to make substantial payments to you generally, and specifically in respect of your obligations under this Section.

In consideration of the foregoing, you agree that you will not, without the prior written consent of the Assistant General Counsel, Philip Morris International (Agustin Cervello, agustin.cervello@pmi.com, or any successor), provide any services for a period of 24 (twenty-four) months from the Early Retirement Date, directly or indirectly, whether as an employee, consultant or otherwise, to any person, company, group of companies or other entity (i) engaged in the Tobacco Business, or (ii) which owns directly or indirectly, either individually or jointly with other parties and whether through ownership of voting

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 10 of 16

securities or otherwise, more than 25 % of the equity ownership of any person, company, group of companies or other entity engaged in the Tobacco Business, or (iii) one of the purposes of which is to take positions or actions in opposition to the Tobacco Business.

Your obligations in the preceding paragraph shall apply worldwide, including, without limitation, with respect to Japan Tobacco Inc., Imperial Brands p.l.c., British American Tobacco p.l.c., China National Tobacco Corporation, and their Affiliates.

For avoidance of doubt, if the Company and/or any of its Affiliates chooses to engage you or an entity you may be working for, as a consultant, such engagement should not be in violation of your non-compete obligations in this section.

You further agree for a period of 24 (twenty-four) months from the Early Retirement Date not to acquire a financial interest or shares in an enterprise engaged in the Tobacco Business or to enter into a partnership with such an enterprise. The acquisition of 5% or less of shares in a publicly held corporation will not be deemed a violation of this covenant not to compete.

In case of any violation of this covenant not to compete you agree that the Company will retain, and you will forfeit your right to, the amount of CHF 1’417’514.-- provided for in consideration for the non-competition obligation, or if already paid, you will return such amount to the Company. Moreover, in case of such a violation, a contractual penalty of CHF 700’000.-- shall be due by you to the Company. In addition, the Company reserves the right to seek further damages and/or specific performance of this covenant not to compete.

17.    Future Relationship and Cooperation

You agree that, consistent with applicable law and to the extent the Company or any of its Affiliates so requests, you will cooperate reasonably and truthfully with the requesting company in connection with any matter, including any legal or business dispute, concerning which you were involved or had knowledge while employed by the Company and its Affiliates, including but not limited to any enquiry, proceeding, hearing, or investigation by or before any administrative, executive, judicial or legislative body or agency, or within the Company and its Affiliates. You agree to make yourself available if and when reasonably required by the Company, its Affiliates or relevant counsel, taking into account your schedule. The Company will reimburse you for all reasonable travel and other out-of-pocket expenses incurred by you in connection with your compliance with this obligation. Such amounts shall be payable within 60 days of receipt of the corresponding statement, provided, however, that you must submit any such expense statement to the Company no later than 90 days prior to the end of the calendar year following the year you incur the expense.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 11 of 16

You agree that, to the extent consistent with applicable law, you will not aid, assist, or participate in any legal action or proceeding filed by third parties against the Company or its Affiliates or, against any of its or their current or former officers, directors, employees, employee benefit plans or funds or pension funds.

In the event that any claim is made, or threatened to be made, against you by a third party, including without limitation a government agency, relating to activities you performed in the course of your employment with the Company or its Affiliates, the Company will indemnify you to the fullest extent permitted by applicable law in respect of any award of damages or compensation payment, and any costs reasonably incurred by you in defending such a claim, including reasonable attorneys’ fees and expenses, provided that (i) you promptly notify the Company of any such claim or threatened claim, (ii) you take all reasonable steps to defend the claim including, in the absence of a bona fide conflict of interest, giving the Company the opportunity to direct and control such defense, and (iii), with respect to any award of damages or compensation payment, the amount to be indemnified is the subject of an enforceable Court decision or of a settlement or similar agreement approved by the Company, and provided further that you submit any expense statements, including for counsel fees, within 60 days of your receipt thereof. In the event that any award of damages, compensation payment or costs arise as a result of willful misconduct or knowing violation of criminal law on your part, this indemnity will not apply, and any amounts already paid by the Company pursuant to this clause will be repayable.

18.    Reservation of Rights

Nothing in this Agreement shall be construed as preventing you, the Company, or any of its Affiliates from:

(a)	providing information to, or participating or cooperating in any inquiry conducted by, a governmental agency; or

(b)	responding truthfully to a lawfully-issued subpoena, court order, or other lawful request by any regulatory agency or governmental authority.

19.    Agreement and Release

By countersigning this Agreement and in consideration of the payments to be made by the Company to you or for your benefit:

(i)	you hereby confirm that you accept and agree to all of the terms and conditions set forth above;

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
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(ii)
you also acknowledge that this Agreement provides consideration to you which you are not legally entitled to receive in connection with your employment with the Company and/or the ending of said employment, or under any other agreement. In exchange for receiving this additional consideration, you agree, on behalf of yourself, your heirs, personal representatives, executors, administrators, successors and assigns, to forever release and discharge the Company, its Affiliates, and its and their respective successors, predecessors, divisions, assigns, assets, employee benefit plans or funds, pension funds, and any of its or their respective past, present and/or future representatives, shareholders, directors, officers, fiduciaries, agents, trustees, administrators, and employees (collectively referred to as the "Releasees"), from any and all claims, demands, damages, remedies, contracts (express or implied) and causes of action of any kind or nature whatsoever, whether known or unknown, which you had, now have or in the future may or could have against the Releasees, or any of them, by reason of any matter, act, omission or event that occurred, or is alleged to have occurred, up to the date of this Agreement, including, but not limited to, any and all claims in connection with your employment with the Company (or with any other Releasee) and/or your separation therefrom. The foregoing releases shall not apply to any claims for monies due under this Agreement or to any right or entitlement you may have accrued, respectively will accrue, with the Pension Fund as per applicable retirement plans.

(iii)	you hereby acknowledge and agree that all overtime work and/or supplementary work you might have performed, if any, has been compensated in full;

(iv)
if any provision of this Agreement is held by a court of competent jurisdiction to be overbroad, unreasonable or unenforceable, such provision shall be given effect by the court to the maximum extent possible by narrowing or not enforcing in part that aspect of the provision found overbroad, unreasonable or unenforceable, without affecting the validity or enforceability of the remainder of this Agreement; and

(v)
you hereby agree that this Agreement sets out all the terms and conditions relating to the ending of your employment with the Company and supersedes all discussions and understandings, if any, oral or written. However, if requested to do it, you shall execute additional documents to formalize the end of your employment with the Company and/or any other Affiliate (in particular, with any PMI entity you maintained employment with in Poland), with no further compensation, and expressly agree that it is a condition for you to receive the Severance Payment. Should you receive any statutory amount in connection with the end of possible employment relationships out of the Company, the Company shall take it into account and impact the Severance Payment accordingly.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
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You represent that you have not, and agree that, to the extent permitted by law, you will not, bring or cause to be brought any charges, claims, demands, or actions in any forum against the Company or any other Releasee arising from any matter, act, omission or event that occurred or is alleged to have occurred, up to the date of this Agreement, including, but not limited to, any charge or claim in connection with your employment and/or your separation from employment, except for any claim related to the settlement of any outstanding expenses pursuant to the Company’s Travel and Entertainment Policy and the payments to be made, respectively the benefits to be granted, pursuant to this Agreement.

This waiver and release includes all claims of any kind, whether they are known to you or unknown, which you now have, had, or may hereafter claim to have had against the Company, its Affiliates and other Releasees, or any of them, by reason of any matter, act, omission, or event that has occurred or is alleged to have occurred up to the date of this Agreement, except for claims that cannot be waived or released under Swiss law.

This Agreement does not waive or release any rights or claims that you may have which arise after the date of this Agreement and Release is executed.

The making of this Agreement is not intended to be, and shall not be construed, as an admission that the Company or any of the Releasees violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

20.    Review Period

This offer of mutual agreement is made without prejudice. The Agreement will be null and void if not accepted by May 11, 2020. Such acceptance shall be evidenced by your signature of this Agreement.

In addition, once executed, this Agreement shall be automatically cancelled (and, as a consequence, all the payments and benefits stipulated in this Agreement shall be cancelled) if you accept another position with the Company or an Affiliate anywhere in the world on or before the Early Retirement Date.

21.    Governing Law and Jurisdiction

Any issues relating to or arising out of this Agreement shall be governed exclusively by the laws of Switzerland without regard to its conflict of law provisions and shall be subject to the exclusive jurisdiction of the competent courts of the Canton de Vaud, Switzerland.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
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However, each party is hereby expressly authorized and entitled to initiate judicial action seeking preliminary or permanent injunctive relief with respect to the obligations set forth under confidentiality and non-compete provisions of this Agreement, before any other court of competent jurisdiction.

Yours faithfully, PHILIP MORRIS PRODUCTS S.A.

/S/ CONSTANTIN ROMANOV Constantin Romanov Global Head of Total Rewards	/S/ RALF ZYSK Ralf Zysk Global Head of People Sustainability, Employee Relations

I agree to the above:

Signature: /S/ MIROSLAW ZIELINSKI Miroslaw Zielinski

Date:         April 30, 2020

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
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APPENDIX I

[Boilerplate for confirmation message to be sent by email to yourhr@pmi.com or by ordinary mail to Philip Morris Products S.A. - Manager P&C Operations - Switzerland – Avenue de Rhodanie 50 – 1007 Lausanne – Switzerland at the end of the non-compete period]

“Dear Sirs,

Reference is made to the “Separation agreement and Release” that I executed with Philip Morris Products S.A., and more specifically to the non-compete obligation stipulated in said agreement.

I hereby state that I did not violate the non-compete obligation in any manner during the agreed period and, therefore, ask you to pay the agreed amount at your best convenience.”

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
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